Exhibit 10.2

OMNIBUS AGREEMENT

by and among

HESS CORPORATION,

HESS MIDSTREAM PARTNERS LP,

HESS MIDSTREAM PARTNERS OPERATIONS LLC,

HESS TGP GP LLC,

HESS TGP OPERATIONS LP,

HESS NORTH DAKOTA EXPORT LOGISTICS GP LLC,

HESS NORTH DAKOTA EXPORT LOGISTICS OPERATIONS LP

and

HESS MIDSTREAM PARTNERS GP LLC

i

Section 9.06	No Third-Party Beneficiaries.	21
Section 9.07	WAIVER OF JURY TRIAL.	21
Section 9.08	Non-Waiver.	21
Section 9.09	Counterparts; Multiple Originals.	22
Section 9.10	Schedules.	22
Section 9.11	Survival.	22
Section 9.12	Table of Contents; Headings; Subheadings.	22
Section 9.13	Construction.	22
Section 9.14	Business Practices.	22

Schedule I	Environmental Matters
Schedule II	General and Administrative Services
Schedule III	ROFO Assets

ii

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT is entered into as of the Effective Date by and among HESS CORPORATION, a Delaware corporation (“Hess”), on behalf of itself and the other Hess Entities (as defined herein), HESS MIDSTREAM PARTNERS LP, a Delaware limited partnership (the “Partnership”), HESS MIDSTREAM PARTNERS OPERATIONS LLC, a Delaware limited partnership (the “Operating Company”), HESS TGP GP LLC, a Delaware limited liability company, HESS TGP OPERATIONS LP, a Delaware limited partnership (“HTGP Opco”), HESS NORTH DAKOTA EXPORT LOGISTICS GP LLC, a Delaware limited liability company, HESS NORTH DAKOTA EXPORT LOGISTICS OPERATIONS LP, a Delaware limited partnership (“Logistics Opco”), and HESS MIDSTREAM PARTNERS GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”).

Recitals

WHEREAS, the Parties (as defined herein) desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to certain indemnification obligations of the Parties to each other;

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the amount to be paid by the Partnership for the General and Administrative Services (as defined herein) to be performed by Hess for and on behalf of the Partnership Group (as defined herein);

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V, with respect to the Partnership Group’s right of first offer with respect to the ROFO Assets (as defined herein); and

WHEREAS, the Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article VI, with respect to the granting of a license to the Partnership Group and the General Partner to use the “Hess” name and any other trademarks owned by Hess that contain such name.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I. DEFINED TERMS

Section 1.01 Defined Terms. The following definitions shall for all purposes apply to the capitalized terms used in this Agreement:

“Affiliate” has the meaning ascribed to that term in the Partnership Agreement.

“Agreement” means this Omnibus Agreement, together with all exhibits and schedules attached hereto, as the same may be amended, supplemented or restated from time to time in accordance with the provisions hereof.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Assets” means the Facilities, including all pipelines, storage tanks, terminal facilities, truck facilities, truck racks, rail facilities, rail racks, rail cars, offices and related equipment, real estate and other assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred to the Partnership from Hess or any of its Affiliates pursuant to the Contribution Agreement, together with the additional conveyance documents and instruments contemplated or referenced thereunder, to any member of the Partnership Group, or owned by, leased by or necessary for the operation of the business, properties or assets of any member of the Partnership Group prior to or as of the Effective Date.

“Business Day” means any Day except for Saturday, Sunday or a legal holiday in Texas.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Effective Date, by and among Hess, the General Partner, the Partnership, HTGP Opco, Logistics Opco, the Operating Company and the other parties thereto, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Covered Environmental Losses” has the meaning ascribed to that term in Section 3.01(a).

“Covered Property Losses” has the meaning ascribed to that term in Section 3.02.

“Day” means the period of time commencing at 0000 hours on one calendar day and running until, but not including, 0000 hours on the next calendar day, according to local time in Houston, Texas.

“Effective Date” means the date of the closing of the initial public offering of common units representing limited partner interests in the Partnership.

“Environmental Cap” has the meaning ascribed to that term in Section 3.08(a).

“Environmental Deductible” has the meaning ascribed to that term in Section 3.08(a).

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to (a) pollution or protection of human health, natural resources, wildlife and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other environmental conservation and protection laws and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended from time to time, and (b) the generation, manufacture, processing, distribution, use, treatment, storage, transport, or handling of any Hazardous Substance.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law, including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.

“Facilities” means the Tioga Gas Plant, the Tioga Rail Terminal, the Ramberg Truck Facility and the Mentor Storage Terminal.

“General and Administrative Services” has the meaning ascribed to that term in Section 4.01.

“General Partner” has the meaning ascribed to that term in the introductory paragraph.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Hazardous Substance” means (a) any substance, whether solid, liquid, gaseous, semi-solid or any combination thereof, that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and including friable asbestos and lead containing paints or coatings, radioactive materials, and polychlorinated biphenyls, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.

“Hess” has the meaning ascribed to that term in the introductory paragraph.

“Hess Entities” means Hess and any Person Controlled, directly or indirectly, by Hess other than the General Partner or a Partnership Group Member, collectively; and “Hess Entity” means any of the Hess Entities, individually.

“HTGP Assets” means all Assets owned by HTGP Opco and its Subsidiaries.

“HTGP Opco” has the meaning ascribed to that term in the introductory paragraph.

“Indemnified Party” means any applicable Partnership Group Member or any applicable Hess Entity, as the case may be, in its capacity as the party entitled to indemnification in accordance with Article III.

“Indemnifying Party” means the Partnership, HTGP Opco, Logistics Opco or Hess, as the case may be, in its capacity as the Party from which indemnification may be sought in accordance with Article III.

“Interest Rate” means, on the applicable date of determination (a) the prime rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition, or if such rate is no longer published in such publication or such publication ceases to be published, then as published in a similar national business publication as mutually agreed by the Parties), plus (b) an additional two percentage points (or, if such rate is contrary to any applicable law, the maximum rate permitted by such applicable law).

“Joint Interest Assets” means the HTGP Assets and the Logistics Assets, collectively.

“License” has the meaning ascribed to that term in Section 6.01.

“Limited Partner” has the meaning ascribed to that term in the Partnership Agreement.

“Logistics Assets” means all Assets owned by Logistics Opco and its Subsidiaries.

“Logistics Opco” has the meaning ascribed to that term in the introductory paragraph.

“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.

“Marks” has the meaning ascribed to that term in Section 6.01.

“Month” or “Monthly” means a calendar month commencing at 0000 hours on the first Day thereof and running until, but not including, 0000 hours on the first Day of the following calendar month, according to local time in Houston, Texas.

“Name” has the meaning ascribed to that term in Section 6.01.

“Notice” has the meaning ascribed to that term in Section 7.01.

“Operating Company” has the meaning ascribed to that term in the introductory paragraph.

“Operational Services Agreement” means that certain Operational Services Agreement, dated as of the Effective Date, by and among Hess, the Partnership and the General Partner, as such may be amended, supplemented or restated from time to time.

“Partnership” has the meaning ascribed to that term in the introductory paragraph.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Effective Date, as such agreement is in effect on the Effective Date, to which reference is hereby made for all purposes of this Agreement.

“Partnership Change of Control” means Hess ceases to Control the general partner of the Partnership.

“Partnership Group” means the Partnership and any of its Subsidiaries, treated as a single consolidated entity.

“Partnership Group Member” means any member of the Partnership Group.

“Partnership Interest” has the meaning ascribed to that term in the Partnership Agreement.

“Party” means Hess, the Partnership, the Operating Company, Hess TGP GP LLC, HTGP Opco, Hess North Dakota Export Logistics GP LLC, Logistics Opco or the General Partner, individually; and “Parties” means Hess, the Partnership, the Operating Company, Hess TGP GP LLC, HTGP Opco, Hess North Dakota Export Logistics GP LLC, Logistics Opco and the General Partner, collectively.

“Person” means, without limitation, an individual, corporation (including a non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority, and shall include any successor (by merger or otherwise) of such entity.

“Property Deductible” has the meaning ascribed to that term in Section 3.08(b).

“Proposed Transaction” has the meaning ascribed to that term in Section 5.02(a).

“Prudent Industry Practice” means such practices, methods, acts, techniques, and standards as are in effect at the time in question that are required by and in accordance with Applicable Law and are consistent with the higher of (a) the standards generally followed by reputable owners and operators of natural gas processing and fractionation facilities, natural gas storage and transloading facilities, crude oil and NGL terminals or crude oil rail cars, as applicable, in the United States, and (b) the standards applied or followed by Hess or its Affiliates as owners or operators of such assets, or by the Partnership Group or its Affiliates as owners or operators of such assets.

“Registration Statement” means the Registration Statement on Form S-1 filed by the Partnership with the United States Securities and Exchange Commission (Registration No. 333-198896), as amended.

“Retained Assets” means all midstream assets, including pipelines, storage tanks, terminal facilities, truck facilities, truck racks, rail facilities, rail racks, rail cars, offices and related equipment, real estate and other related assets, or portions thereof, owned by any of the Hess Entities that were not directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or the other documents referred to in the Contribution Agreement.

“ROFO Assets” means the assets listed on Schedule III to this Agreement.

“ROFO Notice” has the meaning ascribed to that term in Section 5.02(a).

“ROFO Period” has the meaning ascribed to that term in Section 5.01(a).

“ROFO Response” has the meaning ascribed to that term in Section 5.02(a).

“Secondment Agreement” means that certain Employee Secondment Agreement, dated as of the Effective Date, by and among Hess and the General Partner, as such may be amended, supplemented or restated from time to time.

“Subsidiary” has the meaning ascribed to that term in the Partnership Agreement.

“Taxes” means any income, sales, use, excise, transfer, and similar taxes, fees and charges (including ad valorem taxes), including any interest or penalties attributable thereto, imposed by any Governmental Authority.

“Transfer” means to, directly or indirectly, sell, assign, lease, convey, contribute, transfer or otherwise dispose of, whether in one or a series of transactions.

Section 1.02 Other Defined Terms. Other terms may be defined elsewhere in this Agreement, and, unless otherwise indicated, shall have such meanings ascribed to such terms elsewhere in this Agreement.

Section 1.03 Terms Generally. The definitions in this Agreement shall apply equally to both singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references to articles, sections, exhibits and schedules shall be deemed to be references to articles and sections of, and exhibits and schedules to, this Agreement unless the context requires otherwise.

ARTICLE II. TERM

Section 2.01 Term and Termination. This Agreement shall commence on the Effective Date and shall continue in effect until terminated by a written agreement executed by all of the Parties. At any time following the occurrence of a Partnership Change of Control, either Hess or the Partnership may terminate this Agreement upon written Notice to the other and such termination shall be effective at the later of such Partnership Change of Control and the date specified in such Notice; provided, however, that the Parties’ indemnification obligations under Article III shall, to the fullest extent permitted by law, survive the termination of this Agreement in accordance with their respective terms.

ARTICLE III. INDEMNITY

Section 3.01 Environmental Indemnification.

(a)	Subject to Section 3.01(b) and Section 3.08(a), Hess shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of the following (collectively, “Covered Environmental Losses”):

(i)	any violation or correction of a violation of Environmental Laws associated with or arising from the ownership or operation of the Assets;

(ii)

any event, condition or matter associated with or arising from the ownership or operation of the Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) that requires investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action under Environmental Laws, including, without limitation, (A) the cost and expense of any such activity, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

(iii)	any environmental event, condition or matter associated with or arising from the Retained Assets, whether occurring before or after the Effective Date.

(b)	With respect to any discrete violation under Section 3.01(a)(i) or any discrete environmental event, condition or matter included under Section 3.01(a)(ii), Hess will be obligated to indemnify the Partnership Group only if and to the extent that:

(i)	such violation, event, condition or environmental matter occurred before the Effective Date under then-applicable Environmental Laws; and

(ii)	either (A) such violation, event, condition or environmental matter is set forth on Schedule I attached hereto or (B) Hess is notified in writing of such violation, event, condition or environmental matter prior to the fifth anniversary of the Effective Date.

For the avoidance of doubt, nothing in this Section 3.01(b) shall apply to Hess’s indemnification obligations under Section 3.01(a)(iii).

(c)	The Partnership shall indemnify, defend and hold harmless each of the Hess Entities from and against any Losses suffered or incurred by the Hess Entities, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:

(i)	any violation or correction of a violation of Environmental Laws associated with or arising from the ownership or operation of the Assets (other than the Joint Interest Assets); and

(ii)	any event, condition or matter associated with or arising from the ownership or operation of the Assets (other than the Joint Interest Assets) (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) that requires investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action under Environmental Laws, including, without limitation, (A) the cost and expense of any such activity, (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

and regardless of whether such violation under Section 3.01(c)(i) or such event, condition or environmental matter included under Section 3.01(c)(ii) occurred before or after the Effective Date, in each case, to the extent that any of the foregoing do not constitute Covered Environmental Losses for which the Partnership Group is entitled to indemnification from Hess under this Article III.

(d)	HTGP Opco shall indemnify, defend and hold harmless each of the Hess Entities from and against any Losses suffered or incurred by the Hess Entities, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:

(i)	any violation or correction of a violation of Environmental Laws associated with or arising from the ownership or operation of the HTGP Assets; and

(ii)	any event, condition or matter associated with or arising from the ownership or operation of the HTGP Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the HTGP Assets or the disposal or release of Hazardous Substances generated by operation of the HTGP Assets at non-HTGP Asset locations) that requires investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action under Environmental Laws, including, without limitation, (A) the cost and expense of any such activity, (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

and regardless of whether such violation under Section 3.01(d)(i) or such event, condition or environmental matter included under Section 3.01(d)(ii) occurred before or after the Effective Date, in each case, to the extent that any of the foregoing do not constitute Covered Environmental Losses for which the Partnership Group is entitled to indemnification from Hess under this Article III.

(e)	Logistics Opco shall indemnify, defend and hold harmless each of the Hess Entities from and against any Losses suffered or incurred by the Hess Entities, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:

(i)	any violation or correction of a violation of Environmental Laws associated with or arising from the ownership or operation of the Logistics Assets; and

(ii)

any event, condition or matter associated with or arising from the ownership or operation of the Logistics Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Logistics Assets or the disposal or release of Hazardous Substances generated by operation of the Logistics Assets at non-Logistics Assets locations) that requires investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action under Environmental Laws, including, without limitation, (A) the cost and expense of any such activity, (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

and regardless of whether such violation under Section 3.01(e)(i) or such event, condition or environmental matter included under Section 3.01(e)(ii) occurred before or after the Effective Date, in each case, to the extent that any of the foregoing do not constitute Covered Environmental Losses for which the Partnership Group is entitled to indemnification from Hess under this Article III.

Section 3.02 Right of Way and Real Property Indemnification. Hess shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of the following (collectively, “Covered Property Losses”):

(a)	the failure of the applicable Partnership Group Member to be the owner of such valid and indefeasible easement rights or fee ownership or leasehold interests in and to the lands on which any of the Assets conveyed or contributed to the applicable Partnership Group Member on the Effective Date are located as of the Effective Date, and such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by the applicable Hess Entity immediately prior to the Effective Date as described in the Registration Statement;

(b)	the failure of the applicable Partnership Group Member to have the consents, licenses and permits necessary to allow any such pipeline referred to in clause (a) of this Section 3.02 to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the Effective Date, and such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by the applicable Hess Entity immediately prior to the Effective Date as described in the Registration Statement; and

(c)	the cost of curing any condition set forth in clause (a) or (b) of this Section 3.02 that does not allow any Asset to be operated in accordance with Prudent Industry Practice;

in each case to the extent that Hess is notified in writing of any of the foregoing prior to the fifth anniversary of the Effective Date.

Section 3.03 Additional Indemnification by Hess. In addition to and not in limitation of the indemnification provided under Section 3.01(a) and Section 3.02, Hess shall indemnify, defend, and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of any of the following:

(a)	(i) the consummation of the transactions contemplated by the Contribution Agreement or (ii) events and conditions associated with the ownership or operation of the Assets and occurring before the Effective Date (other than Covered Environmental Losses, which are provided for under Section 3.01, Covered Property Losses, which are provided for under Section 3.02, and current liabilities incurred in the ordinary course of business that have been accrued but not paid prior to the Effective Date), to the extent that Hess is notified in writing of any such Loss prior to the fifth anniversary of the Effective Date;

(b)	any litigation matters attributable to the ownership or operation of the Assets prior to the Effective Date, including any currently pending legal actions against any of the Hess Entities;

(c)	events and conditions associated with the Retained Assets and whether occurring before or after the Effective Date;

(d)	all federal, state and local Tax liabilities attributable to the ownership or operation of the Assets prior to the Effective Date, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), and any such Tax liabilities of any of the Hess Entities that may result from the consummation of the formation transactions for the Partnership Group and the General Partner occurring on or prior to the Effective Date or from the consummation of the transactions contemplated by the Contribution Agreement; and

(e)	the failure of any Partnership Group Member to have on the Effective Date any consent, license, permit or approval necessary to allow such Partnership Group Member to own or operate the Assets in substantially the same manner described in the Registration Statement.

Section 3.04 Additional Indemnification by the Partnership Group. In addition to and not in limitation of the indemnification provided under Section 3.01(c) or in the Partnership Agreement, the Partnership Group shall indemnify, defend, and hold harmless the Hess Entities from and against any Losses suffered or incurred by the Hess Entities, or any of them, by reason of or arising out of events and conditions associated with the ownership or operation of the Assets (other than the Joint Interest Assets) and occurring after the Effective Date (other than Covered Environmental Losses which are provided for under Section 3.01), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section

7.7(a) of the Partnership Agreement.

Section 3.05 Additional Indemnification by HTGP Opco. In addition to and not in limitation of the indemnification provided under Section 3.01(d) or in the Partnership Agreement, HTGP Opco shall indemnify, defend, and hold harmless the Hess Entities from and against any Losses suffered or incurred by the Hess Entities, or any of them, by reason of or arising out of events and conditions associated with the ownership or operation of the HTGP Assets and occurring after the Effective Date (other than Covered Environmental Losses which are provided for under Section 3.01), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.

Section 3.06 Additional Indemnification by Logistics Opco. In addition to and not in limitation of the indemnification provided under Section 3.01(e) or in the Partnership Agreement, Logistics Opco shall indemnify, defend, and hold harmless the Hess Entities from and against any Losses suffered or incurred by the Hess Entities, or any of them, by reason of or arising out of events and conditions associated with the ownership or operation of the Logistics Assets and occurring after the Effective Date (other than Covered Environmental Losses which are provided for under Section 3.01), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.

Section 3.07 Indemnification Procedures.

(a)	The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article III, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(b)	The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article III, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto, provided that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full and unconditional release of the Indemnified Party from such claim; provided, however, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed or withheld.

(c)

The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party with respect to all aspects of the defense of, and the pursuit of any counterclaims with respect to, any claims covered by the indemnification under this Article III for which a request for indemnification is made, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense or counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense or counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party, provided that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 3.07(c). In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of, or the pursuit of any counterclaims with respect to, any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, engage and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel engaged by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims.

(d)	In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.

(e)	With respect to Covered Environmental Losses, Hess shall have the sole right and authority to manage any remediation required by Applicable Law, and, upon reasonable request from Hess, the Partnership will, and will cause each Partnership Group Member to, cooperate with Hess and its contractors or subcontractors to facilitate such remediation.

Section 3.08 Limitations on Indemnity Coverage.

(a)

With respect to Covered Environmental Losses under Section 3.01(a)(i) or Section 3.01(a)(ii), Hess shall not be obligated to indemnify, defend and hold harmless any Partnership Group Member unless the applicable Covered Environmental Loss exceeds $100,000 (the “Environmental Deductible”), at which time Hess shall be obligated to indemnify such Partnership Group Member for the amount of all Environmental Losses incurred by such Partnership Group

Member; provided, however, that to the extent any cure or remediation of any environmental matter is required under Section 3.01(a)(i) or Section 3.01(a)(ii), Hess will be obligated to indemnify the Partnership Group only to the extent of any cure or remediation that is required by Applicable Law (after giving effect to the Environmental Deductible); provided further, that in no event shall Hess be obligated to indemnify the Partnership Group for any Covered Environmental Losses under Section 3.01(a)(i) or Section 3.01(a)(ii) in excess of $15.0 million in the aggregate (the “Environmental Cap”). For the avoidance of doubt, it is agreed that the Environmental Deductible shall not apply to any Covered Environmental Losses incurred by any Partnership Group Member related to the matters set forth on Schedule I attached hereto.

(b)	With respect to Covered Property Losses under Section 3.02, Hess shall not be obligated to indemnify, defend and hold harmless any Partnership Group Member unless the applicable Covered Property Loss exceeds $50,000 (the “Property Deductible”) at which time Hess shall be obligated to indemnify such Partnership Group Member for the amount of all Covered Property Losses incurred by such Partnership Group Member; provided, however, that to the extent the Partnership Group attempts to cure any matter for which it is entitled to indemnification under Section 3.02, Hess will be obligated to indemnify the Partnership Group only to the extent of any reasonably required cure (after giving effect to the Property Deductible).

(c)	For the avoidance of doubt, there is no deductible with respect to the indemnification owed by any Indemnifying Party under any portion of this Article III other than as described in this Section 3.08, and there is no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article III other than as described in this Section 3.08.

ARTICLE IV. GENERAL AND ADMINISTRATIVE SERVICES

Section 4.01 General. Hess agrees to provide to the General Partner, for the Partnership Group’s benefit, the general and administrative services that Hess and its Affiliates have traditionally provided in connection with the ownership and operation of the Assets, which include, but are not limited to, the services set forth on Schedule II (the “General and Administrative Services”). Hess may subcontract with Affiliates or third parties for the provision of such General and Administrative Services to the General Partner. The Partnership may terminate any specific General and Administrative Service upon thirty (30) days’ prior written Notice to Hess.

Section 4.02 Reimbursement and Allocation.

(a)	As consideration for Hess’s provision of the General and Administrative Services, the General Partner, for and on behalf of the Partnership Group, will reimburse Hess for all reasonable direct and indirect costs and expenses incurred by Hess in connection with the provision of the General and Administrative Services, including, but not limited to, the following:

(i)	total costs of each employee of, and each contractor, subcontractor, or other outside personnel engaged by, Hess to the extent, but only to the extent, such employees and outside personnel perform General and Administrative Services for the Partnership Group’s benefit;

(ii)	any expenses incurred or payments made by Hess on behalf of the Partnership Group for insurance coverage with respect to the Assets or the business of the Partnership Group;

(iii)	all expenses and expenditures incurred by Hess on behalf of the Partnership Group as a result of the Partnership becoming and continuing as a publicly traded entity, including, but not limited to, costs associated with annual, quarterly or current reports, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, exchange listing fees, tax return and Schedule K-1 preparation and distribution, legal fees, independent director compensation and director and officer liability insurance premiums; and

(iv)	any other out-of-pocket costs and expenses incurred by Hess in providing the General and Administrative Services, as well as any other out-of-pocket costs and expenses incurred on behalf of the Partnership Group. For the avoidance of doubt, the General Partner, for and on behalf of the Partnership Group, shall reimburse Hess for all tax costs and expenses incurred or payments made by Hess on behalf of the Partnership Group, including all sales, use, excise, value added, margin, franchise or similar taxes, if any, that may be applicable from time to time with respect to the ownership and operation of the Assets or with respect to the General and Administrative Services provided by Hess to the Partnership Group pursuant to Section 4.01.

To the extent any of the costs and expenses identified in Section 4.02 are reimbursed on an allocation basis, such allocation shall be determined by Hess’s then-current corporate transfer pricing practices, as generally applied in a non-discriminatory manner.

(b)	Within 20 days following the end of each month during the term of this Agreement, Hess shall send to the General Partner an invoice (in a form mutually agreed by the Parties) of the amounts due for such month setting forth the amounts due and payable for such month by the General Partner, for and on behalf of the Partnership Group. The General Partner shall, or shall cause the Partnership Group to, pay such invoice by the later of (i) ten days of receipt and (ii) the last Business Day of the month in which the General Partner received such invoice, except for any amounts that are being disputed in good faith by the General Partner. Any amounts that the General Partner has disputed in good faith and that are later determined by any court or other competent authority having jurisdiction, or by agreement of the Parties, to be owing from the General Partner to Hess shall be paid in full within ten days of such determination, together with interest thereon at the Interest Rate from the date due under the original invoice until the date of payment. Notwithstanding the foregoing, for long as the General Partner is an Affiliate of Hess, the General Partner and Hess may settle the General Partner’s financial obligations to Hess through Hess’s normal interaffiliate settlement processes.

(c)	For the avoidance of doubt, the General and Administrative Services provided by Hess pursuant to this Article IV will be in addition to, and not in duplication of, the services that will be provided to the General Partner by certain Hess Entities under the Operational Services Agreement and the functions performed by the employees seconded to the General Partner under the Secondment Agreement, and Hess shall not be entitled to reimbursement under this Agreement for any costs or expenses for which Hess is entitled to payment or reimbursement under the Operational Services Agreement or which are intended to be covered by the Secondment Fee under the Secondment Agreement.

ARTICLE V. RIGHT OF FIRST OFFER

Section 5.01 Right of First Offer to Purchase Certain Assets.

(a)	Hess hereby grants to the Partnership a right of first offer, for a period (the “ROFO Period”) beginning at the Effective Date and ending at the earlier of (i) ten years from the Effective Date and (ii) upon the occurrence of a Partnership Change of Control, on all or any part of the ROFO Assets to the extent that Hess or its Affiliates propose to Transfer all or any part of any ROFO Asset; provided, however, that Hess or its Affiliates may Transfer all or any part of any ROFO Asset to an Affiliate of Hess that agrees in writing that such ROFO Asset remains subject to the provisions of this Article V and such Affiliate assumes the obligations of Hess under this Article V with respect to such ROFO Asset.

(b)

The Parties acknowledge that any Transfer of all or any part of any ROFO Asset pursuant to the Partnership’s right of first offer is subject to the terms of all existing agreements with respect to the ROFO Assets and shall be subject to and conditioned on the obtaining of any and all necessary consents of securityholders,

Governmental Authorities, lenders or other third parties; provided, however, that Hess hereby represents and warrants that, to its knowledge after reasonable investigation, there are no terms in such agreements that would materially impair the rights granted to the Partnership Group pursuant to this Article V with respect to any ROFO Asset.

Section 5.02 Procedures.

(a)	If Hess proposes to Transfer all or any part of any applicable ROFO Asset (other than to an Affiliate in accordance with Section 5.01(a)) during the ROFO Period (a “Proposed Transaction”), then Hess shall, prior to entering into any such Proposed Transaction, first give notice in writing to the Partnership (the “ROFO Notice”) of its intention to enter into such Proposed Transaction. The ROFO Notice shall include any material terms, conditions and details as would be necessary for the Partnership to make a responsive offer to enter into the Proposed Transaction with Hess, which terms, conditions and details shall at a minimum include any terms, condition or details that Hess would propose to provide to non-Affiliates in connection with the Proposed Transaction. If the Partnership determines to purchase the ROFO Assets, the Partnership shall have 60 days following receipt of the ROFO Notice to propose an offer to enter into the Proposed Transaction with Hess (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price the Partnership proposes to pay for the ROFO Asset and the other terms of the purchase) pursuant to which the Partnership would be willing to enter into a binding agreement for the Proposed Transaction. If no ROFO Response is delivered by the Partnership within such 60-day period, then the Partnership shall be deemed to have waived its right of first offer with respect to such ROFO Asset, subject to Section 5.02(c).

(b)	Unless the ROFO Response is rejected pursuant to written notice delivered by Hess to the Partnership within 60 days of the delivery to Hess of the ROFO Response, such ROFO Response shall be deemed to have been accepted by Hess, and Hess shall enter into an agreement with the Partnership providing for the consummation of the Proposed Transaction upon the terms set forth in the ROFO Response. Unless otherwise agreed between Hess and the Partnership, the terms of the purchase and sale agreement shall include the following:

(i)	the Partnership shall deliver the agreed purchase price (in cash, Partnership Securities, an interest-bearing promissory note, or any combination thereof);

(ii)

Hess shall represent that it has title to the applicable ROFO Asset that is sufficient to own and operate the applicable ROFO Asset in accordance with its intended and historical use, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the applicable ROFO Asset, plus any other such matters as the Partnership may approve;

(iii)	the closing date for the purchase of the ROFO Asset shall occur no later than 180 days following receipt by Hess of the ROFO Response pursuant to Section 5.02(a);

(iv)	each of Hess and the Partnership shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by this Section 5.02(b), including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and

(v)	neither Hess nor the Partnership shall have any obligation to sell or buy the applicable ROFO Asset if any consent referred to in Section 5.01(b) has not been obtained.

(c)	If the Partnership has not timely delivered a ROFO Response as specified above with respect to a Proposed Transaction that is subject to a ROFO Notice, Hess shall be free to enter into a Proposed Transaction with any third party on terms and conditions no more favorable to such third party than those set forth in the ROFO Notice. If Hess rejects a ROFO Response with respect to any Proposed Transaction, Hess shall be free to enter into a Proposed Transaction with any third party (i) on terms and conditions (excluding those relating to price) that are not more favorable in the aggregate to such third party than those proposed in respect of the Partnership Group in the ROFO Response and (ii) at a price equal to no less than 100% of the price offered by the Partnership in the ROFO Response to Hess.

(d)	Hess agrees that, if requested by the Partnership, Hess shall use its commercially reasonable efforts to provide information reasonably requested by the Partnership in order for the Partnership to prepare such financial statements with respect to any ROFO Assets transferred to the Partnership pursuant to this Article V that meet the requirements of Regulation S-X promulgated under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

(e)	The Partnership can assign its rights and obligations under this Article V to any Partnership Group Member.

ARTICLE VI. LICENSE OF NAME AND MARK

Section 6.01 Grant of License. Upon the terms and conditions set forth in this Article VI, Hess hereby grants and conveys to each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty-free right and license (“License”) to use the name “Hess” (the “Name”) and any other trademarks or tradenames owned by Hess that contain the Name (collectively, the “Marks”).

Section 6.02 Ownership and Quality. The Partnership agrees that ownership of the Name and the Marks and the goodwill relating thereto shall remain vested in Hess both during the term of this License and thereafter, and the Partnership further agrees, and agrees to cause the other Partnership Group Members, never to challenge, contest or question the validity of Hess’s ownership of the Name and Marks or any registration thereof by Hess. In connection with the use of the Name and the Mark, the Partnership and any other Partnership Group Members shall not in any manner represent that they have any ownership in the Name and the Marks or registration thereof except as set forth herein, and the Partnership, on behalf of itself and the other Partnership Group Members, acknowledge that the use of the Name and the Marks shall not create any right, title or interest in or to the Name and the Mark, and all use of the Name and the Marks by the Partnership or any other Partnership Group Members, shall inure to the benefit of Hess. The Partnership agrees, and agrees to cause the other Partnership Group Members, to use the Name and Marks in accordance with such quality standards established by Hess and communicated to the Partnership from time to time, it being understood that the products and services offered by the Partnership Group Members immediately before the Effective Date are of a quality that is acceptable to Hess and justifies the License.

Section 6.03 Termination. The License shall terminate upon any termination of this Agreement.

ARTICLE VII. NOTICES

Section 7.01 Notices. All written notices, requests, demands and other communications required or permitted to be given under this Agreement shall be considered a “Notice” and be sufficient and deemed to have been duly given: (i) if by transmission by facsimile or hand delivery, when delivered; (ii) if mailed via the official governmental mail system, five (5) Business Days after mailing, provided said Notice is sent first class, postage pre-paid, via certified or registered mail, with a return receipt requested; (iii) if mailed by an internationally recognized overnight express mail service such as Federal Express, UPS, or DHL Worldwide, one (1) Business Day after deposit therewith prepaid; or (iv) if by e-mail, one Business Day after delivery with receipt confirmed. All Notices shall be addressed to the Parties at the respective addresses as follows:

If to the General Partner or any member of the Partnership Group:	If to Hess or any of the Hess Entities:

Hess Midstream Partners GP LLC	Hess Corporation
1501 McKinney Street	1185 Avenue of the Americas
Houston, TX 77010	New York, NY 10036
Attn:	Attn:
Fax:	Fax:
Email:	Email:

or to such other address or to such other Person as either Party will have last designated by written Notice to the other Party.

ARTICLE VIII. LIMITATION OF LIABILITY

Section 8.01 No Liability for Consequential Damages. Except as provided in Article III, in no event shall a Party be liable to another Party for any punitive, special, indirect or consequential damages of any kind or character resulting from or arising out of this Agreement, including, without limitation, loss of profits or business interruptions, however they may be caused.

ARTICLE IX. MISCELLANEOUS

Section 9.01 Assignment. No Party may assign its rights or delegate its duties under this Agreement without prior written consent of each other Party. Notwithstanding the foregoing: (a) Hess may delegate any of its duties and obligations hereunder to any Hess Entity; provided, however, that no such delegation shall relieve Hess of any of its duties or obligations under this Agreement; and (b) the Partnership may assign its rights under Article V to any Partnership Group Member.

Section 9.02 Modification. This Agreement may be amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof.

Section 9.03 Entire Agreement. This Agreement, together with all exhibits and schedules attached hereto, the Secondment Agreement (with respect to certain employee reimbursement matters) and the Operational Services Agreement (with respect to certain employee reimbursement matters), constitute the entire agreement among the Parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between the Parties relating to the subject matter hereof, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth in, or contemplated by, this Agreement, the Secondment Agreement (with respect to certain employee reimbursement matters) and the Operational Services Agreement (with respect to certain employee reimbursement matters).

Section 9.04 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the State of Texas United States District Court for the Southern District of Texas, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Harris County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such court that such court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by Applicable Law.

Section 9.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and the Parties shall negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 9.06 No Third-Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or the successor or permitted assignee of a Party. No Limited Partner shall have any right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

Section 9.07 WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

Section 9.08 Non-Waiver. The failure of any Party to enforce any provision, condition, covenant or requirement of this Agreement at any time shall not be construed to be a waiver of such provision, condition, covenant or requirement unless the other Parties are so notified by such Party in writing. Any waiver by a Party of a default by any other Party in the performance of any provision, condition, covenant or requirement contained in this Agreement shall not be deemed to be a waiver of such provision, condition, covenant or requirement, nor shall any such waiver in any manner release such other

Party from the performance of any other provision, condition, covenant or requirement.

Section 9.09 Counterparts; Multiple Originals. This Agreement may be executed in any number of counterparts (including by facsimile or portable document format (.pdf)), all of which together shall constitute one agreement binding each of the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy shall be deemed to be an original, and all of them together shall represent one and the same agreement.

Section 9.10 Schedules. Each of the schedules attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein. If there is any conflict between this Agreement and any schedule, the provisions of the schedule shall control.

Section 9.11 Survival. Any indemnification granted hereunder by a Party to any other Party shall survive the termination of this Agreement in accordance with the terms of the indemnification.

Section 9.12 Table of Contents; Headings; Subheadings. The table of contents and the headings and subheadings of this Agreement have been inserted only for convenience to facilitate reference and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 9.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.14 Business Practices. Hess shall use its best efforts to make certain that all billings, reports, and financial settlements rendered to or made with the Partnership Group pursuant to this Agreement, or any revision of or amendments to this Agreement, will properly reflect the facts about all activities and transactions handled by authority of this Agreement and that the information shown on such billings, reports and settlement documents may be relied upon by the Partnership Group as being complete and accurate in any further recording and reporting made by the Partnership Group for whatever purposes. Hess shall notify the Partnership if Hess discovers any errors in such billings, reports, or settlement documents.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

HESS CORPORATION

By:
Name:
Title:

HESS MIDSTREAM PARTNERS LP

By:	Hess Midstream Partners GP LLC, its general partner

By:
Name:
Title:

HESS TGP GP LLC

By:
Name:
Title:

HESS TGP OPERATIONS LP

By:	Hess TGP GP LLC, its general partner

By:
Name:
Title:

HESS NORTH DAKOTA EXPORT LOGISTICS GP LLC

By:
Name:
Title:

Signature page to Omnibus Agreement

HESS NORTH DAKOTA EXPORT LOGISTICS OPERATIONS LP

By:	Hess North Dakota Export Logistics GP LLC, its general partner

By:
Name:
Title:

HESS MIDSTREAM PARTNERS OPERATIONS LLC

By:
Name:
Title:

HESS MIDSTREAM PARTNERS GP LLC

By:
Name:
Title:

Signature page to Omnibus Agreement

Schedule I

Environmental Matters

Hess will be responsible for any and all costs attributable to or arising out of: (i) that certain Notice of Violation (Case No. 13-001 APC), dated February 13, 2013, sent by the North Dakota Department of Health to Hess Corporation or (ii) the related Administrative Consent Agreement (Case No. 13-001 APC), dated December 17, 2013, among Hess Corporation, Hess Investments North Dakota Ltd., Hess Tioga Gas Plant LLC and the North Dakota Department of Health.

Schedule II

General and Administrative Services

General and Administrative Services to be provided pursuant to Section 4.01:

(a)	Accounting Services, including:

(i)	Accounting Governance

(ii)	Corporate Accounting

(iii)	Financial Accounting and Reporting

(iv)	Internal and External Reporting

(v)	Operations Accounting

(b)	Corporate Aviation and Travel Services

(c)	Data Processing and Information Technology Services

(d)	Engineering and Project Management

(e)	Foreign Trade Zone Reporting and Accounting (if applicable)

(f)	Governmental Affairs

(g)	Group Accounting and Reporting

(h)	Environmental, Health and Safety Services

(i)	Human Resources Services

(j)	Internal Audit

(k)	Legal Services

(l)	Tax Services, including:

(i)	Federal income tax services

(ii)	State and local income tax services

(iii)	Indirect tax services (including services with respect to ad valorem or transactional taxes)

(m)	Office Services

(n)	Purchasing / Supply Chain Management

(o)	Records Management

(p)	Real Estate Management

(q)	Corporate Risk Services

(r)	Insurance Services, including Claims Management

(s)	Treasury and Banking Services

(t)	Corporate Communications and Investor Relations

(u)	Management Reporting and Analysis

Schedule III

ROFO Assets

Asset	Owner

Retained interest in Hess TGP Operations LP. Hess’s 70% limited partner interest and 49% general partner interest in Hess TGP Operations LP.	Hess Corporation

Retained interest in Hess North Dakota Export Logistics Operations LP. Hess’s 50% limited partner interest and 49% general partner interest in Hess North Dakota Export Logistics Operations LP.	Hess Corporation

Red Sky/Nesson Gathering System. A crude oil and natural gas gathering system located in Williams, Mountrail, Divide, Burke and surrounding counties in North Dakota.	Hess Corporation

Hawkeye Gathering System. A crude oil and natural gas gathering system located in McKenzie County and surrounding counties in North Dakota.	Hess Corporation

Goliath Gathering System. A crude oil and natural gas gathering system located in Williams County and surrounding counties in North Dakota	Hess Corporation

Crude Oil and NGL Rail Cars. Any additional crude oil and NGL rail cars acquired by Hess in the future for use for the Bakken.	Hess Corporation